EXHIBIT 99.1

STRATA Skin Sciences Files Complaint Against LaserOptek, Monarch Laser Services, and The Pinnacle Health Group

HORSHAM, Penn., August 26, 2024 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, has filed a complaint in the U.S. District Court for the Eastern District of Pennsylvania against LaserOptek America Corp. (“LaserOptek”), Monarch Aesthetic Services, Inc. d/b/a Monarch Laser Services (“MLS”), and The Pinnacle Health Group (“Pinnacle”), collectively referred to as the “Defendants” citing unfair competition under federal and state laws regarding the marketing and sales of competitive laser devices.

LaserOptek, a Korean company publicly traded on the KOSDAQ exchange, is the manufacturer of the Pallas line of solid-state laser medical devices (“Pallas lasers”), MLS is the exclusive distributor of the Pallas lasers in the U.S., and Pinnacle was engaged by LaserOptek to provide advisory services regarding marketing of the Pallas lasers and reimbursement of psoriasis treatment procedures performed with Pallas lasers.

In its complaint, STRATA alleges false advertising and unfair competition under the Lanham Act and related state laws with regard to the marketing and sale of the Pallas lasers in the U.S. by the Defendants.  Specifically, STRATA claims that:

•
The Defendants have intentionally misrepresented the nature, characteristics, and qualities of the solid-state Pallas lasers by falsely stating to current and potential dermatology practice customers that treatments for psoriasis performed with Pallas lasers are reimbursable using specific medical codes reserved only for psoriasis treatments performed with excimer lasers, such as STRATA’s XTRAC® devices

•
LaserOptek and MLS have also made knowingly false and misleading statements regarding the technological, functional, and clinical equivalence and/or superiority of the solid-state Pallas lasers over STRATA’s excimer lasers without any scientific or technical evidence to support those claims

•
LaserOptek and MLS have relied on LaserOptek’s clearance from the Food and Drug Administration (FDA) to make inherently misleading and false statements regarding the technological, functional, or clinical equivalence of the solid-state Pallas lasers as compared to STRATA’s excimer lasers

•
The Defendants’ conduct is causing ongoing harm to the public interest by encouraging the fraudulent use of reimbursement codes, causing purchasers and users of the Pallas lasers to experience probable denials of insurance reimbursement, and causing patients to be treated for psoriasis using Pallas lasers that have not been determined to have clinical efficacy by the Centers for Medicare and Medicaid Services (CMS) and the American Academy of Dermatology (AAD) and for which clinical efficacy has not been established in the peer-reviewed scientific literature

STRATA is seeking injunctive relief, actual damages, treble damages, disgorgement of profits, and reimbursement of legal costs from the Defendants.

“STRATA will protect the ethical billing and use of CMS reimbursable treatment codes for the benefit of our 4,000 partners providing dermatology treatments using our proven excimer devices and the hundreds of thousands of patients in the U.S. that have enjoyed the benefit of psoriasis treatment from our devices that offer a cheaper and faster treatment option with minimal side effects,” commented STRATA’s President and CEO Dr. Dolev Rafaeli.  “Additionally, we have observed LaserOptek’s efforts to sell its Pallas lasers to dermatology practices in international markets, only to see such customers convert back to our XTRAC® devices after finding the Pallas lasers to be unstable and lacking in efficacy.”

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com